Exhibit 10.44

CAMERON INTERNATIONAL CORPORATION
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
EFFECTIVE DATE:  JANUARY 1, 2015
(Including Non-Compete, Non-Solicitation, and Confidentiality Agreements)

Performance Period:  2015, 2016 and 2017

This PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) is between the employee named in the attached Notice of Grant of Award (“Participant”) and Cameron International Corporation (the “Company”), in connection with the Performance-Based Restricted Stock Unit (“PRSU”) Award granted to Participant by the Company under the Company’s Equity Incentive Plan (the “Plan”).  For purposes of this Award Agreement, “Employer” means the Company or Subsidiary that employs the Participant on the applicable date. All capitalized terms not defined in this Award Agreement shall have the same meaning as set forth in the Plan.
This Award covers the performance during the years 2015, 2016 and 2017 (the “Performance Period”). That portion of the Target Award which can be earned by performance based on Return on Invested Capital (“ROIC”) is subject to performance against a yearly ROIC goal for each of these three years.   That portion of the Award which can be earned by performance based on Total Shareholder Return (“TSR”) is subject to a TSR goal for the three-year period.
This Award is performance based, and performance will be measured against the goals specified in your Notice of Grant of Award for TSR for the three-year period and for ROIC for 2015. Subsequent communications will specify the ROIC goals for each of the years 2016 and 2017.  The actual number of units earned under the Award and the actual value of the Award will be determined by performance against goals during the Performance Period and can range between 0 and 200% of the Target Award.
1.             Effective Date and Issuance of PRSUs.
(a)            The Company hereby grants to the Participant, on the terms and conditions set forth herein, an award of PRSUs (the “Award”) effective as of January 1, 2015.
(b)           This Award is a commitment to issue one share of Cameron common stock (“Shares”) for each PRSU actually earned pursuant to the terms of this Award Agreement, subject to the Participant’s acceptance of this Agreement in writing or electronically in the manner prescribed by the Company or its third party administrator.
(c)           Notwithstanding the foregoing, the Company may, in its sole discretion, settle the PRSUs in the form of (i) a cash payment to the extent settlement in Shares (1) is prohibited under local law, (2) would require the Participant or the Company to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (and country of employment, if different), or (3) is administratively burdensome; or (ii) Shares, but require the Participant to immediately sell such Shares (in which case, this Award Agreement shall give the Company the authority to issue sales instructions on the Participant’s behalf).

2.             Terms Subject to the Plan.  This Award Agreement is expressly subject to the terms and provisions of the Plan, as indicated in the Participant’s Notice of Grant of Award.  A copy of the Plan is available from the Corporate Secretary upon request.  In the event there is a conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall control.
3.             Vesting Schedule.  The Award, to the extent earned, will become vested in 2018 upon the determination of actual performance achieved against goals by the Compensation Committee following completion of the Performance Period (the “Scheduled Vesting Date”), provided there has been continuous employment of the Participant by the Company and/or Subsidiary from the date of Grant to the Scheduled Vesting Date, subject to the provisions of Sections 4 and 5 below.
4.             Termination of Employment.  Notwithstanding the foregoing:
(a)           If the Participant’s employment terminates, for reasons other than “Cause” (as defined below), at age 60 or older and the Participant has at least ten years of continuous employment with either or both of the Company or a Subsidiary, the Award shall vest according to the terms of the Award Agreement including its performance conditions, except that, unless the Participant is an Executive Officer, categorized as a Tier 1 Executive Officer at the time of grant or at the time of termination, age 65 or older and has at least ten years of continuous employment with either or both of the Company or a Subsidiary at the time of termination, if such termination occurs during the first year of the Award, the Award shall be prorated based on the number of days worked during the first year of the Award to the date of termination divided by 365 and the Shares shall be delivered in accordance with Section 6.
(b)           If the Participant’s employment terminates by reason of death or “Long-Term Disability” (as defined below) of the Participant, the Award shall immediately vest. For that portion of the Award subject to performance against TSR, vesting shall be at Target Performance. For that portion of the Award subject to performance against ROIC, vesting shall be at the attainment levels for those years for which a determination has been made by the Compensation Committee and at Target Performance for any other year during the Performance Period.
(c)           Subject to the provisions of Section 5(a), if the Participant’s employment terminates by reason of a workforce reduction, the Award shall vest according to the terms of the Award Agreement including its performance conditions, and the Shares shall be delivered in accordance with Section 6, except that, unless the Participant is an executive officer, categorized as a Tier 1 Executive Officer at the time of grant or at the time of termination, age 65 or older and has at least ten years of continuous employment with either or both of the Company or a Subsidiary at time of termination, if such termination occurs during the first year of the Award, the Award shall be reduced in proportion to the number of days worked during the first year of the Award and 365 and the Shares shall be delivered in accordance with Section 6; and
(d)           If the Participant’s employment terminates for reasons other than for those addressed in Sections 4(a)-(c) or Section 5(a), all PRSUs subject to this Award shall be forfeited upon Participant’s termination of employment.

(e)           For purposes of clarity and unless otherwise determined by the Committee in its sole discretion, any termination of employment shall be effective as of the date on which the Participant’s active employment ends and will not be extended by any notice period mandated under local law (e.g., active employment will not include a period of “garden leave” or similar period pursuant to local law). The Compensation Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the PRSUs.
(f)            “Cause”, for the purposes hereof, shall mean the Participant has (1) engaged in gross negligence or willful misconduct in the performance of his or her duties and responsibilities respecting his or her position with the Company or Employer; (2) willfully refused, without proper legal reason, to perform the duties and responsibilities respecting his or her position with the Company or Employer; (3) breached any material policy or code of conduct established by the Company or Employer; (4) engaged in conduct that Participant knows or should know is materially injurious to the Company or Employer; (5) been convicted of a felony or a misdemeanor involving moral turpitude; or (6) engaged in an act of dishonest or impropriety which materially impairs the Participant’s effectiveness in his or her position with the Company or Employer.
(g)           “Long-Term Disability”, for the purposes hereof, shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.
5.             Change in Control.
(a)           Notwithstanding any other agreement between the Company and the Participant, upon termination of employment in connection with a “Change in Control” (as defined below) or in the event the Company does not survive a Change in Control during the Performance Period as a separate publicly traded corporation, the Award granted hereunder shall immediately become vested.  For that portion of the award subject to performance against a TSR goal, vesting shall be at the attainment level, and the number of shares to be vested shall be calculated as of when the Change in Control occurs, but otherwise in accordance with the Notice of Grant of Award using the Company’s TSR.  For that portion of the Award subject to performance against a ROIC goal, vesting shall be at the attainment levels for those years for which a determination has been made by the Compensation Committee prior to the Change in Control and at Target Performance for any other year during the Performance Period unless termination of employment occurs after the Performance Period ends but before the Scheduled Vesting Date,  in which case attainment levels will be calculated as of the end of the Performance Period.
(b)           “Change in Control” for the purposes of this Award, shall mean the earliest date on which:
(i)	any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding voting securities, other than through the purchase of voting securities directly from the Company through a private placement; or

(ii)	individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or
(iii)	a merger or consolidation involving the Company or its stock, or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company unless, immediately following such transaction 50% or more of the then outstanding voting securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by all or substantially of the individuals and entities who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such transaction (treating, for purposes of determining whether the 50% or more continuity test is met, any ownership of the voting securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or their ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding voting securities immediately prior to the transaction); or
(iv)	all or substantially all of the assets of the Company are sold or transferred to a Person as to which (a) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (b) the financial results of the Company and such Person are not consolidated for financial reporting purposes.
Anything else in this definition to the contrary notwithstanding, no Change in Control shall be deemed to have occurred by virtue of any transaction which results in the Participant, or a group of Persons which includes the Participant, acquiring 20% or more of either the combined voting power of the Company’s outstanding voting securities or the voting securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.
(c)           For the purposes of this Award Agreement, a termination in connection with a Change in Control shall mean a Change in Control shall have occurred and there has occurred a termination of the Participant’s employment with the Company or a Subsidiary either by the Company or a Subsidiary without Cause (as defined above in Section 4(f)), or by the Participant for “Good Reason” (as defined below) during the “Effective Period” (as defined below).

(i)	The “Effective Period” shall mean for the purposes of this Award Agreement the period from (A) the earliest date to occur of any of the following: (1) any of the events set forth under the definition of Change in Control shall have occurred, (2) the receipt by the Company of a Schedule 13D stating the intention of any person to take actions which if accomplished, would constitute a Change in Control; (3) the public announcement by any person of its intention to take any such action, in each case without regard for any contingency or condition which has not been satisfied on such date; (4) the agreement by the Company to enter into a transaction which, if consummated, would result in a Change in Control; or (5) consideration by the Board of a transaction which, if consummated, would result in a Change in Control and continues until (B) the Scheduled Vesting Date, provided that the Change in Control is consummated during the Performance Period. If, however, an Effective Period occurs but the proposed transaction to which it relates ceases to be actively considered or pending, the Effective Period will be deemed not to have commenced for purposes of this Agreement. If, however, an Effective Period occurs with respect to a proposed transaction which ceased to be actively considered but for which active consideration is revived, the Effective Period with respect to the Change in Control that ultimately occurs shall begin on the date upon which consideration was revived and continue until the Scheduled Vesting Date, provided that the consummation of the Change in Control occurs during the Performance Period.
(ii)	“Good Reason” for the purposes of the Award Agreement shall mean the occurrence of any of the following without the Participant’s express written consent: (1) a material change in the Participant’s status, title(s) or positions(s) with the Company, including as an officer of the Company, as in effect immediately prior to the Effective Period which in the Participant’s reasonable judgment, does not represent a promotion, with commensurate adjustment of compensation, from the Participant’s status, title(s) and positions(s) immediately prior to the Effective Period; or the assignment to the Participant of any duties or responsibilities which, in the Participant’s reasonable judgment, are materially inconsistent with such status, title(s) or positions(s); or any removal of the Participant from or any failure to reappoint or reelect the Participant to such position(s); provided that the circumstances described in this item (1) do not apply if as a result of the Participant’s Death, voluntary termination of employment after age 60, with 10 years of service or Long-Term Disability or following receipt by the Participant of written notice from the Company of the termination of the Participant’s employment for Cause; (2) a reduction by the Company during the Effective Period in the Participant’s then current base salary; (3) the failure by the Company to continue to effect any material Plan in which the Participant was participating immediately prior to the Effective Period other than as a result of the normal expiration or amendment of any such Plan in accordance with its terms; or the taking of any action, or the failure to act, by the Company which would materially adversely affect the Participant’s continued participation in any such Plan on at least as favorable a basis to the Participant’s participation as in effect immediately prior to the Effective Period or which would materially reduce the Participant’s benefits under any such Plan or deprive the Participant of any material benefit enjoyed by Participant immediately prior to the Effective Period; or (4) the relocation of the principal place of Participant’s employment to a location 25 miles further from the Participant’s principal residence. To qualify as Good Reason, a Participant must (i) give written notice of an event constituting Good Reason within 90 days of its initial occurrence, (ii) give the Company 30 days in which to cure such condition, and (iii) actually terminate employment within two years following the initial occurrence of the Good Reason condition and prior to the Scheduled Vesting Date.

6.             Delivery of Shares.
(a)           Employed through Scheduled Vesting Date.  If the Participant is continuously employed with the Company or a Subsidiary through the Scheduled Vesting Date the number of Shares equal to the number of PRSUs that have vested shall be delivered within 30 days following the Committee's certification of results of performance against goals and the number of PRSUs earned, but in no event later than the end of the calendar year during which the Scheduled Vesting Date occurs, unless deferred under the provisions of the Equity Incentive Deferral Program by means of the Company’s Election/ Acknowledgement Form, in which case the Shares shall be delivered pursuant to the Election/Acknowledgement Form.
(b)           Employment Terminates prior to Scheduled Vesting Date
i.	If the Participant’s employment is terminated pursuant to the circumstances provided for in Section 4(b) hereof, prior to the Scheduled Vesting Date, the number of Shares equal to the PRSUs that were vested by reason of Section 4(b) shall be delivered within 30 days of the date of termination.
ii.	If the Participant’s employment is terminated pursuant to the circumstances provided for in Sections 4(a) or 4(c), the number of Shares equal to the number of PRSUs that vested pursuant to Section 4(a) or 4(c), as applicable, shall be delivered within 30 days following the Scheduled Vesting Date, but in no event later than the end of the calendar year during which the Scheduled Vesting Date occurs.
(c)           Employment Termination in Connection with a Change in Control.  Upon termination of employment in connection with a Change in Control, that also constitutes a “change in control event” within the meaning of U.S. Department of Treasury Regulation Section 1.409A-3(i)(5) (a “Section 409A CIC”), the number of Shares equal to the Participant’s PRSUs vested pursuant to Section 5(a), shall be delivered within 30 days following such Section 409A CIC or such termination, whichever is the later to occur.  Upon the occurrence of a Change in Control that is not a Section 409A CIC, the Shares underlying the Participant’s PRSUs vested pursuant to Section 5(a), shall be delivered within 30 days following the Scheduled Vesting Date or such termination, whichever is the earlier to occur, unless the termination occurs before the Change in Control, in which case the PRSUs vested pursuant to Section 5(a) will be paid within 30 days following the Scheduled Vesting Date, but in no event later than the end of  the calendar year during which the Scheduled Vesting Date occurs.

(d)           Payment Net of Withholding Taxes.  The Shares which the Award entitles the Participant to receive shall be delivered to the Participant, subject to withholding as provided in Section 13 below.
7.             Restrictions on Transfer.  In no event shall an Award granted hereunder be voluntarily or involuntarily sold, pledged, assigned or transferred by the Participant other than: (i) by will or the laws of descent and distribution; or (ii) pursuant to the qualified domestic relations order (as defined by the Internal Revenue Code); or (iii) by transfer by a Participant to a member of the Participant’s Immediate Family, or to a partnership or limited liability company whose only partners or shareholders are the Participant and members of his Immediate Family.  However, any grant transferred shall continue to be subject to all terms and conditions contained in the Agreement.  “Immediate Family” mean the spouse, children or grandchildren of the Participant.
8.             No Voting Rights.   The PRSUs granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Shares.
9.             Changes in Capitalization.   The PRSUs granted pursuant to this Award shall be subject to the provisions of Section 12.2 of the Plan relating to adjustments to corporate capitalization.
10.           Covenant Not To Compete, Solicit or Disclose Confidential Information.
(a)The Participant acknowledges that the Participant is in possession of and has access to confidential information, including material relating to the business, products and/or services of the Company or Employer and that he or she will continue to have such possession and access during employment by the Company or Employer.  The Participant also acknowledges that the Company’s or Employer’s business, products and services are highly specialized and that it is essential that they be protected, and, accordingly, the Participant agrees that as partial consideration for the Award granted herein that should the Participant engage in any “Detrimental Activity,” as defined below, at any time during his or her employment or during a period of one year following his or her termination the Company or Employer shall be entitled to: (i) recover from the Participant the value of any portion of the Award that has been paid; (ii) seek injunctive relief against the Participant pursuant to the provisions of subsection (c) below; (iii) recover all damages, court costs, and attorneys’ fees incurred by the Company or Employer in enforcing the provisions of this Award, and (iv) set-off any such sums to which the Company or Employer is entitled hereunder against any sum which may be owed the Participant by the Company or Employer.

(b)           “Detrimental Activity” for the purposes hereof, other than with respect to involuntary termination without Cause, termination in connection with or as a result of a “Change in Control” (as defined in Section 5 hereof), or termination following a reduction in job responsibilities, shall include: (i) rendering of services for any person or organization, or engaging directly or indirectly in any business, which is or becomes competitive with the Company or any Subsidiary; (ii) disclosing to anyone outside the Company or any Subsidiary, or using in other than the Company’s or any Subsidiary’s business, without prior written authorization from the Company or any Subsidiary, any confidential information including material relating to the business, products or services of the Company or any Subsidiary  acquired by the Participant during employment with the Company or any Subsidiary; (iii) soliciting, interfering, inducing, or attempting to cause any employee of the Company or any Subsidiary to leave his or her employment, whether done on Participant’s own account or on account of any person, organization or business which is or becomes competitive with the Company or any Subsidiary, or (iv) directly or indirectly soliciting the trade or business of any customer of the Company or any Subsidiary.  “Detrimental Activity” for the purposes hereof with respect to involuntary termination without Cause, termination in connection with or as a result of a “Change in Control”, or termination following a reduction in job responsibilities, shall include only part (ii) of the preceding sentence.
(c)           Because of the difficulty of measuring economic losses to the Company or Employer as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company or Employer for which it would have no other adequate remedy, the Participant agrees that the foregoing covenants may be enforced by the Company or Employer in the event of breach by him/her by injunction relief and restraining order, without the necessity of posting a bond, and that such enforcement shall not be the Company's or Employer’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company or Employer.

(d)           The covenants and the provisions of this Section 10 are severable and separate, and the unenforceability of any specific covenant or provision shall not affect the enforceability of any other covenant or provision. Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope or time set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the panel or court deems reasonable, and this Agreement shall thereby be reformed.

(e)            Each of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Participant against the Company or Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or Employer of such covenants or provisions.

11.          Nature of Grant.  In accepting the Award of PRSUs, Participant acknowledges that:

(a)            The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement.
(b)           The grant of PRSUs is a one-time benefit and does not create any contractual or other right to receive an award or benefits in lieu of an award in the future; future awards, if any, will be at the sole discretion of the Company.
(c)            The Participant is voluntarily participating in the Plan.
(d)           A PRSU is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of the Participant’s employment contract, if any.
(e)           The PRSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer.
(f)            The PRSUs will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the PRSUs will not be interpreted to form an employment contract with any Subsidiary.
(g)           This Agreement shall not confer upon the Participant any right to continuation of employment by the Employer, nor shall this Agreement interfere in any way with the Employer’s right to terminate the Participant’s employment at any time, as may be permitted under local law.
(h)           The future value of the underlying Shares is unknown and cannot be predicted with certainty.
(i)            If the PRSUs vest and the Participant obtains Shares, the value of those Shares acquired may increase or decrease in value.
(j)            In consideration of the grant of the PRSUs, no claim or entitlement to compensation or damages shall arise from termination of the PRSUs, or diminution in value of the PRSUs or Shares acquired upon settlement of the PRSUs, resulting from termination of the Participant’s employment (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Employer (if different) from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award, the Participant will be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim.
(k)           In the event of involuntary termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive the PRSUs and vest under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Participant’s right to receive Shares pursuant to the PRSUs after termination of employment, if any will be measured by the date of termination of Participant’s active employment and will not be extended by a notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the award of the PRSUs.

(l)             Except as provided in the Plan, the PRSUs and benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
12.          Notices.  All notices required or permitted under this Award Agreement shall be in writing and shall be delivered personally or by mailing the same by registered or certified mail postage prepaid, to the other party.  Notice given by mail as below set out shall be deemed delivered at the time and on the date the same is postmarked.
Notices to the Company should be addressed to:
Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention:  Corporate Secretary
Telephone:  713-513-3322
13.           Tax and Social Insurance Withholding.
(a)           Regardless of any action the Company or Employer takes with respect to any or all income tax (including foreign, federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains his or her responsibility and may exceed the amount actually withheld by the Company or Employer.  Participant further acknowledges that the Company or Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs, including the grant of the PRSUs, the vesting of the PRSUs, the conversion of the PRSUs into Shares or the receipt of any equivalent cash payment, the subsequent sale of any Shares acquired at vesting, and (ii) do not commit to structure the terms of the grant or any aspect of the PRSUs to reduce or eliminate Participant’s liability for the Tax-Related Items.
(b)           Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, Participant will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items.  In this regard, Participant authorizes the Company, Employer or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:  (i) accept a cash payment in U.S. dollars in the amount of the Tax-Related Items, (ii) withhold whole Shares which would otherwise be delivered to Participant having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash from Participant’s wages or other cash compensation which would otherwise be payable to Participant by the Company or from any equivalent cash payment received upon vesting of the PRSUs, equal to the amount necessary to satisfy any such obligation, (iii) withhold from proceeds of the sale of Shares acquired upon issuance of the PRSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization), or (iv) a cash payment to the Company by a broker-dealer acceptable to the Company to whom Participant has submitted an irrevocable notice of sale.

(c)           To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares due to him or her at vesting, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.  Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue Shares to the Participant if Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described herein.
14.          Repatriation; Compliance with Laws. If the Participant is resident or employed outside of the United States, the Participant may be required to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the Shares acquired pursuant to the PRSUs) in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). It is the Participant’s responsibility to comply with all foreign exchange rules and all other local compliance requirements that he or she may be subject to with respect to his or her participation in the Plan.  In addition, the Participant is required to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be necessary to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). The Participant is also required to take any and all actions as may be necessary to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).
15.          Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any federal, state or foreign securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. If the Participant is resident or employed outside of the United States, neither the grant of the PRSUs under the Plan nor the issuance of the underlying Shares upon settlement of the PRSUs is intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.
16.          Legal Requirements and Risks. No employee of the Company or a Subsidiary is permitted to advise the Participant on whether the Participant should acquire Shares under the Plan. Acquiring Shares involves a degree of risk. Before deciding to acquire Shares pursuant to the PRSUs, the Participant should carefully consider all risk factors relevant to the acquisition of Shares under the Plan and the Participant should carefully review all of the materials related to the PRSUs and the Plan. In addition, the Participant should consult with the Participant’s own financial advisor and legal advisor for professional investment advice.

17.           Electronic Delivery/Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the PRSUs by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
18.           Consent to Collection, Processing and Transfer of Personal Data.
(a)           Pursuant to applicable personal data protection laws, the Company and the Employer (if different) hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of this Award and the Participant’s participation in the Plan. The collection, processing and transfer of the Participant’s personal data are necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan. The Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s participation in the Plan. The Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.
(b)           The Company and the Employer (if different) hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and Employer (if different) will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.
(c)            The Company and the Employer (if different) will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and the Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan.

(d)           The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (iv) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting the Company’s Corporate Secretary’s Department.
19.           English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that the Notice of Grant of Award, the Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the PRSUs, be drawn up in English. If the Participant has received the Notice of Grant of Award, Award Agreement, the Plan or any other documents related to the PRSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
20.          Governing Law; Venue.  All questions concerning the validity, construction and effect of this Award Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws.  Any dispute concerning this Agreement will be resolved exclusively in the state or federal courts in Harris County, Texas, and the Participant agrees to exclusive venue and jurisdiction in such courts as a condition of receiving this Award.
21.          Appendix.  Notwithstanding any provisions of this Award Agreement to the contrary, the PRSUs shall be subject to such special terms and conditions for the Participant’s country of residence (and country of employment, if different), as are set forth in the appendix to this Agreement (the “Appendix”). Further, if the Participant transfers residency and/or employment to another country, any special terms and conditions for such country will apply to the PRSUs to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the PRSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, the Appendix shall constitute part of this Award Agreement.
22.          Additional Requirements. The Company reserves the right to impose other requirements on the PRSUs, any Shares acquired pursuant to the PRSUs, and the Participant’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the PRSUs and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

23.           Section 409A.
(a)            This Award is intended to comply with Section 409A of the Code and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate.  This Award shall not be amended or terminated in a manner that would cause the Award or any amounts payable under the Award to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Award.  The Company shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Award if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A.  For purposes of Section 409A, each payment under this Award shall be deemed to be a separate payment.
(b)           Notwithstanding any provision of the Award to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination of employment and the Company determines, in good faith, that immediate payments of any amounts or benefits would cause a violation of Section 409A, then any amounts or benefits which are payable under this Award upon the Participant’s “separation from service” within the meaning of Section 409A which (i) are subject to the provisions of Section 409A; (ii) are not otherwise excluded under Section 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the Date of termination or (2) the date of the participant’s death.
24.          Not Providing Advice.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying the PRSUs.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.